                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Zydeco Energy, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                         [LOGO OF ZYDECO ENERGY, INC.]

                   1710 TWO ALLEN CENTER, 1200 SMITH STREET
                             HOUSTON, TEXAS 77002

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD JUNE 11, 1998

                               ----------------

  The Annual Meeting of the Stockholders of Zydeco Energy, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 1710 Two Allen Center, 1200 Smith Street, Houston, Texas, on June 11, 1998, at 10:00 a.m. Houston time, for the following purposes:

  1. To elect six directors of the Company, each to serve until the next annual meeting.

  2. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

  A record of stockholders has been taken as of the close of business on April 27, 1998, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting.

                                          By order of the Board of Directors,

                                          /s/ John Misitigh
                                          John Misitigh
                                          Secretary

Houston, Texas
April 28, 1998

                              ZYDECO ENERGY, INC.
                   1710 TWO ALLEN CENTER, 1200 SMITH STREET
                             HOUSTON, TEXAS 77002

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                APRIL 28, 1998

                SOLICITATION OF PROXY, VOTING, AND REVOCABILITY

  This Proxy Statement is furnished to the stockholders of Zydeco Energy, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board"). The proxies are to be voted at the 1998 Annual Meeting of Stockholders (the "Meeting") to be held at the offices of the Company at 1710 Two Allen Center, 1200 Smith Street, Houston, Texas, at 10:00 a.m. Houston time, June 11, 1998, and any adjournments thereof, for the purposes set forth in the accompanying notice. This Proxy Statement and the accompanying form of proxy will be mailed to stockholders on or about May 1, 1998.

  As of April 27, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding and entitled to vote 10,357,096 shares of the common stock, $.001 par value, of the Company (the "Common Stock"). Each share of Common Stock entitles the holder to one vote on each matter presented at the Meeting. A majority of the outstanding shares of the Common Stock will constitute a quorum at the Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. The six nominees receiving the most votes for director will be seated as directors.

  Proxies will be voted in accordance with the directions specified thereon. Any proxy on which no direction is specified will be voted for in accordance with the best judgment of the persons designated as the proxies. Any proxy may be revoked at any time prior to its exercise by delivery to the Secretary of the Company of a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Meeting.

  The Board is not aware of any other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may properly be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies.

  An Annual Report to Stockholders, containing financial statements for the year ended December 31, 1997, preceded or accompanies this Proxy Statement.

  The mailing address of the Company's principal executive offices is 1710 Two Allen Center, 1200 Smith Street, Houston, Texas 77002.

-------------------------------------------------------------------------------
IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF
THE NUMBER OF SHARES YOU HOLD. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT
THE MEETING. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.
-------------------------------------------------------------------------------

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

NOMINEES

  The terms of all six current directors are expiring and each of the persons named below has been nominated by the Board of Directors for election as a director of the Company to serve until the 1999 Annual Meeting of Stockholders or until his successor has been duly elected and qualified. Each of the nominees is currently a director. No proxy may be voted for more persons than the number of nominees. Shares of Common Stock represented by duly executed proxies received by the Company and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all the nominees identified herein. The Board knows of no reason why any such nominee should be unable or unwilling to serve; but, if such should be the case, the shares represented by duly executed proxies received by the Company will be voted for the election of a substitute nominee selected by the Board of Directors. The six nominees receiving the most votes cast at the Meeting will be elected as directors.

  The following information relates to the nominees:

  SAM B. MYERS, JR., age 60, has served since December 1995 as Director, Chairman of the Board of Directors, and Chief Executive Officer and, until October 1996, President of the Company and in the same capacity for Zydeco Exploration, Inc. ("Zydeco Exploration"), the Company's subsidiary, since its formation in March 1994. Mr. Myers has been an independent oil and gas operator and private investor since 1961. In addition, Mr. Myers has served as Chairman of the Board of Directors of Search Capital Group, Inc. ("Search"), a publicly held specialty financial services company, from August 1985 until May 1995 when he voluntarily resigned and as President and Chief Executive Officer from August 1985 until August 1993 and again from November 1994 to January 1995. Mr. Myers served as interim President and Chief Executive Officer of Search, and certain of its finance subsidiaries, for 30 days commencing December 1994, after the resignation of Search's former President and Chief Executive Officer. After Mr. Myers' departure, eight finance subsidiaries, whose assets consist primarily of automobile loan portfolios, voluntarily filed for protection under Chapter 11 of the federal bankruptcy code in August 1995.

  EDWARD R. PRINCE, JR., age 68, has acted as Director and Vice Chairman of the Board of Directors of the Company since December 1995, served in the same capacity for Zydeco Exploration since August 1994 and acted as Secretary of the Company from January 1998 to March 1998. Mr. Prince has been involved in the geophysical service industry for 35 years. Mr. Prince was a founder of Digicon Inc., a publicly held geophysical contractor, which is now part of Veritas DGC, Inc. In 1994, he retired as Chief Executive Officer of Digicon, a position he held for more than 24 years. Mr. Prince has served the geophysical industry in various capacities including Chairman of the International Association of Geophysical Contractors and as a director of the National Ocean Industries Association and was awarded an honorary membership by the Society of Exploration Geophysicists. Mr. Prince also serves as a director of GeoScience Corporation, a publicly held designer and manufacturer of seismic data acquisition systems, geoscientific software and related products and as a director of JetFax, Inc., a publicly held manufacturer of multi-function product office equipment.

  JOHN O. SMITH, age 49, was appointed President and Chief Operating Officer in October 1996, succeeding Sam B. Myers, Jr. who relinquished the office. In January 1997, Mr. Smith was also named a Director. Mr. Smith has 26 years experience in the exploration and production sector of the oil and gas business. He was employed as a landman for Mobil Oil Corporation from 1971-1974. He subsequently held positions of increasing responsibility with independent oil and gas companies (Inexco Oil Company 1974-75; Tomlinson Interests, Inc. 1975-78; Longhorn Oil & Gas Company 1978-83). Since 1984, Mr. Smith has been President and owner of JOS Energy Corp., an independent operator in the domestic Gulf Coast and Mid-Continent areas. Additionally, since 1984, Mr. Smith has provided oil and gas project management and consulting services to selected domestic and foreign clients. Mr. Smith is a 1970 graduate of the University of Texas with a BBA degree in Petroleum Land Management.

  HARRY C. JOHNSON, age 65, was appointed a Director of the Company in December 1995. He has over 40 years experience in the oil and gas industry. He was founder and served as Chief Executive Officer of Red Eagle Resources Corporation until February 1995. Mr. Johnson has also been actively involved as a principal in various businesses, including banking, agriculture and aviation. Mr. Johnson was formerly a registered principal with the National Association of Securities Dealers, Inc. and was an allied member of The New York Stock Exchange. Mr. Johnson is a registered professional engineer with a degree in petroleum engineering from the University of Oklahoma.

  CHARLES E. BRADLEY, SR., age 68, was appointed a Director of the Company in December 1995. He is one of the founders of Stanwich Partners, Inc., a private investment firm which engages in leveraged buyouts, and has been President, a Director and a shareholder of that company since its formation in 1982. Mr. Bradley serves in executive capacities for numerous companies, including Chairman of the Board of Consumer Portfolio Services, Inc., Reunion Industries Corp. (also Chief Executive Officer), DeVlieg-Bullard, Inc., Chatwins Group, Inc., Texon Energy Corporation (also President), Sanitas, Inc. (also President) and as a Director of General Housewares Corp. and Audit & Survey's Inc., all of which are publicly-held corporations. Mr. Bradley's previous experience also includes a position as a general partner in Price Waterhouse, an international accounting firm.

  PHILIP A. TUTTLE, age 56, served as President, Chief Executive Officer, Chairman of the Board, and a Director of the Company from its formation in June 1993 until December 1995. Mr. Tuttle has continued to serve as a Director of the Company since December 1995. Since June 1989, he has been a general partner of Davis Venture Partners, L.P., a private investment partnership and since August 1997, he has been a general partner of Davis, Tuttle Venture Partners, L.P. From November 1990 until October 1995, Mr. Tuttle was a Director of Quality Tubing, Inc., a manufacturer of steel coil tubing for the energy services industry, becoming Chairman of the Board in May 1992. Mr. Tuttle is a founder and was formerly President of the Houston Venture Capital Association. He was also President and a Director of the Houston Chapter of the Association for Corporate Growth, Chairman of the Accounting Council at Rice University-Jones Graduate School of Administration, and a member of the Board of Governors of the National Association of Small Business Investment Companies. In addition, Mr. Tuttle serves on the Board of Drypers Corp., a publicly traded company that manufactures and distributes disposable diapers. He is a Certified Public Accountant and Fellow of the Institute of Directors, London, England.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

BOARD ORGANIZATION AND MEETINGS

  The Board met nine times in 1997 either in person or via telephonic conference connection. No Board member attended fewer than 75% of the total number of the meetings of the Board.

  In January 1996, the Board established an Audit Committee and a Compensation Committee to act on behalf of the Board and to advise the Board with respect to specific matters. The Audit Committee met twice in 1997 and the Compensation Committee met three times in 1997. No member of the Committees attended fewer than 75% of the total number of meetings held by the relevant Committee. The Company does not have a nominating committee. The responsibilities and members of the Audit Committee and the Compensation Committee are as follows:

  Audit Committee. The Company's Audit Committee consists of Messrs. Bradley, Tuttle and Johnson. The Audit Committee reviews with the Company's independent public accountants the scope and timing of their audit services and any other services they are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent accountants for the ensuing year.

  Compensation Committee. The Company's Compensation Committee consists of Messrs. Tuttle, Johnson and Bradley. The Compensation Committee reviews and approves the compensation and benefits of all officers of the Company and administers any stock option or other similar plan benefiting the employees and officers of the Company.

                            EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

  Set forth below is certain information concerning the executive officers of the Company, including the business experience of each during the past five years. Information regarding Mr. Myers, Mr. Prince and Mr. Smith is set forth above under "Nominees."

  JOHN W. MCTIGUE, JR., age 42, has acted as Vice President of the Company since December 1995. He served in the same position and as a Director of Zydeco Exploration since August 1994. Mr. McTigue has been involved in developing 3D seismic workstation technology and interpretation techniques for over fifteen years while working in various capacities with Shell Development Company (1984 to 1990), GeoQuest Systems, Inc. (1990 to 1992), INEXS, Inc. (1992 to 1993), and Paradigm Geophysical Corp. (1993 to 1994). Mr. McTigue holds Bachelor of Science and Master of Science degrees in Geology/Geophysics from Yale University and the University of Arizona, respectively.

  JOHN MISITIGH, age 50, was appointed Controller, Chief Accounting Officer and Secretary in March 1998. From July 1995 to March 1998, except for serving as Vice President and Controller from May 1996 to February 1997 at the Safe Seal Company, Inc., an industrial services company, Mr. Misitigh was a consultant engaged in performing accounting and related services to primarily small to medium sized companies. Prior to that time, Mr. Misitigh was affiliated with energy companies for 19 years in various positions. From 1987 until July 1995, he served as the Vice President, Secretary and Treasurer of Southern Mineral Corporation, a public oil and gas acquisition, exploration and production company. Before that time, he was with Zapata Exploration Company (1976-1978), Buttes Resources (1978-1979), Adams Resources and Energy, Inc. (1979-1982) and Langham Petroleum Exploration Corp. (1982-1987). Mr. Misitigh is a Certified Public Accountant and holds a Bachelor of Accountancy degree from the University of Houston and a Bachelor of Arts degree from The Ohio State University.

  NORMAN S. NEIDELL, age 59, joined the Company as Vice President in July 1997. Dr. Neidell founded Wavefield Image, Inc. in September 1995 and served as Chairman and President. In June 1989, he co-founded Gandalf Explorers International, Ltd. (now MMS Petroleum PLC), of which he currently serves as a Director and technical advisor and which is an Irish company also traded on the London AIM Stock Exchange. In June 1977, he co-founded Zenith Exploration Co., Inc., an oil and gas company which developed high technology methods for seismic stratigraphic exploration and served as a Director from inception until February 1987 and as its Chairman and President from 1985 to 1987. In October 1973, he co-founded GeoQuest International, Inc. and was a major shareholder and a Director until April 1980. Dr. Neidell left this geological and geophysical consulting company in September 1982. Dr. Neidell was a lecturer and an Adjunct Professor in the Geology Department of the University of Houston from 1971 to 1987. He is a Past President and Honorary Member of the Geophysical Society of Houston, a Distinguished Lecturer of the Society of Exploration Geophysicists ("SEG"), a Past Associate Editor of Geophysics, and a member of several AAPG and SEG committees. He graduated with a BS in Mathematics from New York University, a Post Graduate Diploma in Applied Geophysics from Imperial College, and a Ph.D. in Geodesy and Geophysics from Cambridge University.

  The following table reflects all forms of compensation for services to the Company and its subsidiaries for the years ended December 31, 1997, 1996, and 1995, of those individuals who were during the fiscal year ended December 31, 1997 (i) the Chief Executive Officer, (ii) each of the four other most highly compensated executive officers of the Company and (iii) two former officers who terminated their employment prior to the end of 1997, (collectively, the "Named Executives").

                                                                           LONG TERM
                                                                         COMPENSATION
                                       ANNUAL COMPENSATION                  AWARDS
                              ----------------------------------------- ---------------
                                                         OTHER ANNUAL        STOCK           ALL OTHER
   NAME AND POSITION     YEAR SALARY ($)     BONUS ($) COMPENSATION ($) OPTIONS GRANTED COMPENSATION ($)(2)
   -----------------     ---- ----------     --------- ---------------- --------------- -------------------
Sam B. Myers, Jr........ 1997  $150,000         $ -          $ -                              $11,957
 Chief Executive Officer 1996  $150,000         $ -          $ -                              $ 9,651
                         1995  $ 69,500(/1/)    $ -          $ -                              $   724
Edward R. Prince, Jr.... 1997  $150,000         $ -          $ -                              $ 1,346
 Vice Chairman           1996  $150,000         $ -          $ -                              $     -
                         1995  $      -         $ -          $ -                              $     -
John O. Smith........... 1997  $150,000         $ -          $ -                              $11,948
 President and Chief     1996  $ 37,500(/3/)    $ -          $ -            200,000           $28,670(/4/)
 Operating Officer       1995  $      -         $ -          $ -                              $     -
W. Kyle Willis.......... 1997  $ 84,487(/5/)    $ -          $ -                              $11,803
 Vice President &        1996  $100,000         $ -          $ -            150,000           $ 8,841
 Treasurer               1995  $      -         $ -          $ -                              $     -
Stephen W. Knecht....... 1997  $101,827(/6/)    $ -          $ -                              $14,008(/6/)
 Vice President          1996  $150,000         $ -          $ -                              $ 7,367
                         1995  $ 39,250(/1/)    $ -          $ -                              $   701
John W. McTigue, Jr..... 1997  $108,333         $ -          $ -                              $ 7,908
 Vice President          1996  $100,000         $ -          $ -                              $ 5,922
                         1995  $ 18,665(/1/)    $ -          $ -                              $   518
Norman S. Neidell....... 1997  $ 75,000(/7/)    $ -          $ -            150,000           $25,011(/8/)
 Vice President          1996  $      -         $ -          $ -                              $     -
                         1995  $      -         $ -          $ -                              $     -

--------
(1) From January 1, 1995, to December 20, 1995, no officer received any compensation other than reimbursement for any reasonable business expense incurred in connection with activities on behalf of the Company. After December 20, 1995, the date of the acquisition by merger of Zydeco Exploration (the "Merger"), the Company paid all officers' salaries for the remainder of 1995 in amounts which did not exceed $6,250 for any one person. In addition, after December 20, 1995, Zydeco Exploration paid accrued compensation which had been deferred from earlier in 1995 to Messrs. Myers, Knecht, and McTigue in the amounts of $66,000, $33,000, and $12,498 respectively. (Prior to December 20, 1995, Zydeco Exploration was an independent, privately held company.)
(2) Includes the Company's portion of expenses incurred under the Company's health and long-term disability plans under the same terms and conditions as available to all employees.
(3) Mr. Smith's employment with the Company commenced October 7, 1996.
(4) Includes $27,156 in consulting fees paid to Mr. Smith in 1996 for services rendered prior to his employment by the Company.
(5) Mr. Willis terminated his employment with the Company effective November 5, 1997.
(6) Mr. Knecht terminated his employment on September 4, 1997. Included in All Other Compensation is a $6,250 severance payment.
(7) Dr. Neidell's employment with the Company commenced July 1, 1997. Dr. Neidell is expected to receive an annual salary of $150,000 in 1998. See also "Certain Relationships and Related Transactions" for a discussion of Wavefield Image, Inc. a privately held company founded by Dr. Neidell and acquired by the Company on July 1, 1997.
(8) Includes $20,000 paid to Dr. Neidell as a prepayment for the rental of certain office furniture for one year commencing July 1, 1997.

OPTION GRANTS

  The following table sets forth information with respect to the options to purchase shares of common stock granted under all stock option plans to the Chief Executive Officer or the Named Executives in the fiscal year ended December 31, 1997:

                             OPTION GRANTS IN 1997

                                                                            POTENTIAL
                                                                       REALIZABLE VALUE AT
                                                                         ASSUMED ANNUAL
                                                                         RATES OF STOCK
                                                                       PRICES APPRECIATION
                                                                         FOR THE OPTION
                          INDIVIDUAL GRANTS                                  TERM(3)
---------------------------------------------------------------------- -------------------
                         NUMBER OF  % OF TOTAL
                         SECURITIES   OPTIONS
                         UNDERLYING GRANTED TO  EXERCISE OR
                          OPTIONS   EMPLOYEE IN BASE PRICE  EXPIRATION
          NAME           GRANTED(1) FISCAL YEAR ($/SH)(/2/)    DATE     5% ($)   10% ($)
          ----           ---------- ----------- ----------- ---------- -------- ----------
Norman S. Neidell.......  150,000      29.8%       $5.41      7/1/07   $510,348 $1,293,322

--------
(1) One-fourth of these options vest on each of the first four anniversary dates following the date of grant. Options are exercisable within the ten-year period from the date of grant subject to the vesting schedule.
(2) The exercise price of all options granted during 1997 was equal to the market value of the underlying Common Stock on the date of grant.
(3) These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the term of the options. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

OPTION VALUES

  The following table provides information concerning the value of unexercised options held as of December 31, 1997, by the Company's Chief Executive Officer and its other Named Executives (no options were exercised by the Chief Executive Officer or any Named Executives during 1997). The fair market value of the shares of Common Stock underlying such options was determined by using the closing price of the Company's Common Stock, which was $2.25 per share as of December 31, 1997.

                      OPTION VALUES AT DECEMBER 31, 1997

                            NUMBER OF SECURITIES
                           UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                           OPTIONS AT DECEMBER 31,      OPTIONS AT DECEMBER 31,
                                    1997                         1997
                          ---------------------------- -------------------------
          NAME            EXERCISABLE    UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----            -----------    ------------- ----------- -------------
Sam B. Myers, Jr.........         -               -            -            -
Edward R. Prince, Jr.....   234,376          78,126     $152,344     $ 50,782
John O. Smith............    50,000         150,000     $      -     $      -
W. Kyle Willis...........    37,500(/1/)          -     $      -     $      -
Stephen W. Knecht........         -               -     $      -     $      -
John W. McTigue, Jr......   468,753         156,251     $304,689     $101,563
Norman S. Neidell........         -         150,000     $      -     $      -

--------
(1) Options exercisable at December 31, 1997 expired on February 5, 1998.

AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

  In 1995, Zydeco Exploration entered into employment agreements with Messrs. Knecht and McTigue. Each of the agreements provides (i) for a four year term ending December 31, 1998 (the "Primary Term"), (ii) that Zydeco Exploration may terminate employment with or without cause during the Primary Term, (iii) for a base salary of $150,000 and $100,000 for Messrs. Knecht and McTigue, respectively, subject to the Zydeco Exploration Board's discretion to elect to defer up to 50% of the base salary for not more than one year, (iv) for the payment of base salary for the entirety of the Primary Term if the employee is terminated other than for death, disability or for cause, (v) if terminated for "cause" during the Primary Term, the agreement is terminated immediately and Zydeco Exploration shall have no further payment obligations and (vi) that the employee will retain confidentiality of certain information and will not compete in the Timbalier Trench or Louisiana Transition Zone with Zydeco Exploration for a period ended one year after the expiration of the Primary Term or the termination of the agreement, whichever occurs first.

  On January 15, 1998, the Company executed a termination agreement with Mr. Knecht. The termination agreement provided that the Company would purchase 200,000 shares of the Company's common stock at the then current market price of $2.125 per share from a trust established for the benefit of Mr. Knecht's descendants and assign to Mr. Knecht a 1/2% of 8/8ths overriding royalty interest in certain Company-owned non-productive leases which were subject to prior agreements with Mr. Knecht. No such overriding royalty interest was assigned to leases obtained in connection with the Company's West Cameron Seismic Project.

  Mr. McTigue's agreement also provided for the issuance of certain employee stock options under the employee stock option plan then in effect for Zydeco Exploration.

  In connection with the acquisition of Wavefield Image, Inc. ("Wavefield"), the Company entered into an employment agreement with Dr. Norman S. Neidell, the founder and principal shareholder of Wavefield. The agreement provides (i) for an initial four year term ending July 1, 2001, ("Initial Term"), (ii) that the Company may terminate employment with or without cause during the Initial Term, (iii) for a base salary of $150,000, (iv) for the payment of the base salary for the remainder of the Initial Term if Dr. Neidell is terminated other than for death, disability or cause, or he terminates his employment for good reason, (v) if terminated for "cause" during the Initial Term, the agreement is terminated immediately and the Company shall have no further payment obligations and (vi) that Dr. Neidell will retain confidentiality of certain information and will not compete with the Company for a period ending one year after the expiration of the Initial Term or the termination of the agreement, whichever occurs first. In addition, the Company agreed to pay Dr. Neidell $20,000 per year for four years commencing July 1, 1997, in connection with the rental of certain office furniture and equipment.

  The Company has not entered into any other employment agreements.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The executive compensation program of the Company is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee considers and implements the Company's compensation philosophy and the compensation of the Chief Executive Officer and all other executive officers. The Compensation Committee is composed of Messrs. Tuttle, Bradley and Johnson, each of whom is an independent, non-employee director of the Company, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

  Set forth below is the Report to Stockholders of the Compensation Committee. This Report and the following Performance Graph have been prepared for inclusion in this Proxy Statement in anticipation of the 1998 Annual Meeting of Stockholders. The Report and Performance Graph are not to be included or incorporated by reference into any other filing required under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Report or the Performance Graph is specifically and expressly included with or incorporated into such other filing. The Report is not to be considered soliciting material as such term is used in the proxy rules of the Securities and Exchange Commission.

           REPORT OF THE ZYDECO ENERGY, INC. COMPENSATION COMMITTEE
                  FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS

  The Compensation Committee was formed on January 4, 1996. The Compensation Committee reviews and establishes the compensation of the executive officers and key employees of the Company. Such compensation may include salaries, bonuses, stock options, appreciation rights and similar awards pursuant to the 1996 Incentive Plan.

Compensation Philosophy

  Since its formation in January 1996, the Compensation Committee has discussed compensation and philosophy with the directors who are executive officers of the Company. Consistent with those discussions and in consideration of the business goals of the Company, the Compensation Committee has developed a compensation philosophy that the Committee members believe is designed to attract and retain talented officers, managers and employees within the context of the Company's present business plan. The Committee's present philosophy with respect to executive employee compensation is to attract and retain executive talent of the highest quality through emphasizing equity appreciation incentives without incurring excessive cash obligations. The Company emphasizes incentive compensation (primarily stock based) in order to closely align the interests of the executive officers and the Company's stockholders. By providing relatively higher stock incentives, the Company is also able to maintain executive salaries at reasonable levels in recognition of the need to conserve capital until the Company can demonstrate cash flow improvements from exploration activities.

Compensation to Chief Executive Officer

  There is no formal arrangement concerning the compensation of Mr. Myers. The annual base salary of Sam B. Myers, Jr., the Company's Chairman and Chief Executive Officer, was initially established at $150,000 when the Company first acquired Zydeco Exploration in December 1995. The Committee has not increased Mr. Myers' base salary since that time. The Committee decided to maintain Mr. Myers' annual salary at $150,000 for 1997. In making such determination, the Committee evaluated a number of factors, including Mr. Myers' responsibilities, his general background and qualifications, his contribution to the achievement of various corporate and personal milestones, and compensation levels for executives in Mr. Myers' position and with his background at peer group companies. The Committee has not attached any particular relative weighting to the foregoing factors (or any other factors which the Committee may also consider in reaching compensation decisions for the Company's executive officers). The Committee also took into account the fact that to date Mr. Myers has declined to be eligible for any awards under the Company's 1996 Equity Incentive Plan.

Deductibility of Compensation

  Section 162(m) of the Code limits the amount of compensation a corporation may deduct as a business expense paid to its Chief Executive Officer or any of its four other most highly compensated officers to $1,000,000 in any year except to the extent that such compensation qualifies as "performance-based compensation" (or meets other exceptions not relevant here). All compensation payments in 1997 to the executive officers named in the Summary Compensation Table will be fully deductible. The Compensation Committee's present intention is to comply with the requirements of Section 162(m) unless the Compensation Committee feels that required changes would not be in the best interests of the Company or its stockholders.

                                     Submitted this 23rd day of April, 1998 by the Members of
                                     The Compensation Committee of Zydeco
                                     Energy, Inc.

                                     Philip A. Tuttle
                                     Charles E. Bradley, Sr.
                                     Harry C. Johnson

COMMON STOCK PERFORMANCE GRAPH

  The following line graph compares the cumulative total average stockholder return of the Common Stock with the cumulative total returns since the Company's inception to (1) the S&P 500 Stock Index and (2) an index composed of Crude Petroleum and Natural Gas Companies classified as SIC codes 1310-1319 and whose stocks trade on either the New York Stock Exchange, the American Stock Exchange or the NASDAQ ("Crude Petroleum and Natural Gas Index"). Although the initial trading date of the Company's Common Stock was December 21, 1993, it did not actively engage in any business and did not become an operating company with oil and gas exploration activities until December 20, 1995. The graph tracks the performance of the Company's Common Stock from December 21, 1995 and sets the index level for all series to $100.00 on such date. The listed returns assume that dividends are reinvested.

                            FIVE YEAR TOTAL RETURN



    TOTAL RETURNS INDEX FOR:   12/31/92 12/31/93 12/30/94 12/29/95 12/31/96 12/31/97
    ------------------------   -------- -------- -------- -------- -------- --------
    [ ] Zydeco Energy, Inc..                              $106.00  $100.00  $ 36.00
     .  S&P 500 Stocks......    $65.90   $72.33   $73.32  $100.91  $124.41  $166.07
     X  NYSE/AMEX/NASDAQ
         Stocks.............    $72.67   $84.26   $82.12  $100.52  $132.05  $131.31
        (SIC 1310-1319 US Companies)
        Crude Petroleum and Natural Gas

NOTES
   Indexes provided by The Center for Research in Security Prices, The University of Chicago Graduate School of Business.

COMPENSATION OF DIRECTORS

  In 1997, nonemployee directors received fees of $1,000 per month for serving on the Board of Directors and its Committees and reimbursement of reasonable expenses incurred in attending meetings.

  In addition, in 1996 the Company adopted the 1996 Non-employee Directors Stock Option Plan (the "Directors Plan"). The Board has granted 15,000 options to each of Messrs. Tuttle, Bradley and Johnson, pursuant to the Directors Plan. The options granted vest in one-third increments annually with the first one-third vesting April 1, 1997. The exercise price of the options granted is $6.69, the average of the high bid price and low asked price for the Common Stock on the date of the grant.

GUIDELINES FOR INSIDER SALES

  While the Company has generally discouraged officers, directors and employees from selling Common Stock while the Company is in the initial exploration phase, the Company acknowledges that sales by the Company's insiders may occur periodically. The Company has implemented an insider trading policy for officers, directors and employees designed to advise insiders who may trade in Common Stock or other public securities of the Company of the restrictions on such trading imposed by federal securities laws. The policy provides for advance notice to Company management who, with the assistance of Company counsel, will advise Company insiders on the possible existence of material non-public information regarding the Company. Persons trading in Company stock in violation of such policy are subject to discipline.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership with the Commission and The Nasdaq Stock Market. Based on the Company's review of the copies of such reports received by the Company and on written representations received by the Company, the Company believes that no director, officer or holder of more than ten percent of the Common Stock or Preferred Stock failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during fiscal 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On July 1, 1997, the Company acquired all of the outstanding capital stock of Wavefield Image, Inc. ("Wavefield"), the owner of the Wavefield Imaging Technology, a patented data processing technique which has been utilized by the Company in its seismic data acquisition phase of seismic surveys. Dr. Norman S. Neidell, a principal shareholder of Wavefield and inventor of the Wavefield Imaging Technology, entered into a four year employment agreement with the Company and was appointed Vice President-Innovations of the Company. Under Dr. Neidell's agreement, Dr. Neidell retained an option to obtain a limited, nontransferable license to the Wavefield Imaging Technology under certain conditions. The Company also granted him stock options, vesting over four years, to purchase 150,000 shares of the Company's Common Stock. The Company and Dr. Neidell have also agreed to negotiate in good faith to form an agreement between them to own and exploit any non-seismic applications of the Wavefield Imaging Technology. In addition, the Company paid Dr. Neidell $20,000 in July 1997 as a one year prepayment for the rental of certain office furniture and equipment.

  The Company engaged the services of a law firm, including the services of a partner in the firm who is a son of Mr. Prince. The Company incurred costs of approximately $220,343 to this firm during the year ended December 31, 1997. Also in 1997, the Company paid $262,380 for software and related services to a vendor of which Mr. Prince is a director.

  The Company believes all of the transactions with related parties have been on terms no less favorable to the Company than those terms which may have been obtained from unrelated third parties.

  None of the officers or directors of the Company is related to any other executive officer or director of the Company.

                             BENEFICIAL OWNERSHIP

  The following table sets forth certain information, as of January 31, 1998, regarding beneficial ownership of Common Stock of each shareholder who is known by the Company to beneficially own more than 5% of Common Stock, each Director, each Named Executive, and all directors and executive officers as a group.

                                                           COMMON STOCK
                                                       BENEFICIAL OWNERSHIP
                                                       -------------------------
                                                       NUMBER OF      PERCENTAGE
  NAME AND ADDRESS (IF REQUIRED) OF BENEFICIAL OWNER    SHARES         OF TOTAL
  --------------------------------------------------   ---------      ----------
Richard L. Morgan..................................... 1,562,510(/1/)   15.1%
 700 North Pearl Street, Suite 2170
 Dallas, Texas 75201
David M. Fender....................................... 1,558,393(/2/)   15.0%
 116 East Front Street
 Tyler, Texas 75702
John W. McTigue, Jr...................................   468,753(/3/)    4.5%
Edward R. Prince, Jr..................................   250,001(/3/)    2.4%
Norman S. Neidell.....................................   150,000         1.4%
Sam B. Myers, Jr......................................   133,215         1.3%
Philip A. Tuttle......................................    62,512(/3/)    0.6%
John O. Smith.........................................    50,700(/3/)    0.5%
W. Kyle Willis........................................    37,500(/4/)    0.4%
Charles E. Bradley, Sr................................    15,000(/3/)    0.1%
Harry C. Johnson......................................    10,000(/3/)    0.1%
Directors and Officers as a Group (10 Persons)........ 1,177,681(/3/)   11.4%

--------
(1) Includes 781,255 shares owned by The SBM III Trust and 781,255 shares owned by The MFM Trust; Mr. Morgan is trustee of both trusts. The SBM III Trust is a trust established for the benefit of the children of Sam B. Myers, III. The MFM Trust is a trust established for the benefit of the children of Melanie F. Myers. Mr. Morgan has sole voting and dispositive power with respect to such shares. Mr. Sam B. Myers, Jr. does not have and disclaims any beneficial ownership of the shares owned by the trusts.
(2) Includes 30,000 shares owned personally by Mr. Fender and 1,528,393 shares owned by The Bon Temps Trust for which Mr. Fender is trustee. The Bon Temps Trust is a trust established for the benefit of the children of Sam
    B. Myers, Jr. Mr. Fender has sole voting and dispositive power with respect to such shares. Mr. Myers does not have and disclaims any beneficial ownership of the shares owned by the trust.
(3) These amounts include shares of Common Stock issuable upon exercise of options that are presently exercisable within 60 days.
(4) Options exercisable by Mr. W. Kyle Willis expired on February 5, 1998.

                            INDEPENDENT ACCOUNTANT

  The Audit Committee of the Board of Directors has not selected the Company's independent accountant for the fiscal year ending December 31, 1998. Representatives of Arthur Andersen LLP, the Company's independent accountants for the fiscal year ended December 31, 1997, are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Any stockholder who wishes to submit a proposal for presentation at the 1999 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company so that the Secretary receives it no later than December 30, 1998.

                                   FORM 10-K

  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 10-K"), as filed with the Securities and Exchange Commission, including the financial statements and the financial statement schedules thereto, is included in the Annual Report to Stockholders mailed to each Stockholder entitled to vote at the Meeting. The Company will furnish to any such person any exhibit described in the list accompanying the 1997 10-K, upon the payment, in advance, of the specified reasonable fees related to the Company's furnishing of such exhibit(s). Requests for copies of such report and/or exhibit(s) should be directed to Secretary, Zydeco Energy, Inc., 1710 Two Allen Center, 1200 Smith Street, Houston, Texas 77002.

                                 OTHER MATTERS

  The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, a number of officers, directors and regular employees of the Company may, if necessary to ensure the presence of a quorum and at no additional expense to the Company, solicit proxies in person or by telephone or telegraph. The Company will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

  The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the Meeting. Management does not expect, however, that any matters other than those referred to in this Proxy Statement will be presented for action at the Meeting.

  The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          /s/ John Misitigh
                                          John Misitigh
                                          Secretary

Date: April 28, 1998

[LOGO OF ZYDECO ENERGY, INC.]
                                     PROXY

                              ZYDECO ENERGY, INC.
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
                          ANNUAL MEETING JUNE 11, 1998

  The undersigned, having received the notice and accompanying Proxy Statement for the 1998 Annual Meeting, hereby constitutes and appoints SAM B. MYERS, JR. and EDWARD R. PRINCE, JR. (the "Proxy Committee"), and each of them, his true and lawful agents and proxies with power of substitution in each, to represent and vote at the Annual Meeting to be held on June 11, 1998, or at any adjournment thereof, on all matters coming before said meeting, all shares of ZYDECO ENERGY, INC. which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as indicated below:

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


1. Election of Directors; Nominees: Sam B. Myers, Jr., Edward R. Prince, Jr., Charles E. Bradley, Sr., Harry L. Johnson, John O. Smith, Philip A. Tuttle

            [_] FOR (except as             [_] WITHHOLD AUTHORITY to
                marked below)                vote for all nominees



   For, except vote withheld from the following nominee(s): ___________________
2. In the discretion of the Proxy Committee, upon other matters as may properly come before the meeting.
                                             [_] FOR [_] AGAINST [_] ABSTAIN

                          (CONTINUED ON REVERSE SIDE)


[LOGO OF ZYDECO ENERGY, INC.]

  This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals (1) and (2). The Proxy Committee is authorized to vote in their discretion on any other matters that may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes above, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                       SIGNATURE(S) ___________________________

                                       DATE ___________________________________

                                       NOTE: Executors, administrators,
                                       trustees, etc., please give full title
                                       as such. If a corporation, please sign
                                       full corporate name by duly authorized
                                       officer. Joint owners should each sign
                                       personally.